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                                                                     EXHIBIT 4.2


                     AMENDMENT TO FIRST AMENDED AND RESTATED
                                RIGHTS AGREEMENT

         THIS AMENDMENT TO FIRST AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment"), dated as of April 4, 2003, is between ARKANSAS BEST CORPORATION, a Delaware corporation (the "Company"), and LASALLE BANK NATIONAL ASSOCIATION (the "Rights Agent"), at the direction of the Company.

         WHEREAS, the Company and Computershare Investor Services, LLC, the predecessor Rights Agent, entered into a First Amended and Restated Rights Agreement dated as of May 1, 2001 (the "Rights Agreement");

         WHEREAS, Section 26 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company;

         WHEREAS, pursuant to a resolution duly adopted on March 17, 2003, the Board of Directors of the Company has duly adopted and authorized the amendment of the Rights Agreement to amend the definition of "Acquiring Person" to address the impact of acquisitions of Common Shares (as defined in the Rights Plan) by the Company; and

         WHEREAS, the Board of Directors of the Company resolved and determined that such amendment is in the best interest of the Company and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

                  (a) "Acquiring Person" means any Person that, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding. The term "Acquiring Person" shall not include the Company, any Subsidiary of the Company or any Person who acquires beneficial ownership of the Common Shares in a Permitted Transaction, any employee benefit plan of the Company or any Subsidiary of the Company or any Person holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, from and after January 22, 2003 no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company and at a time when such Person is the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding (as such number has most recently been disclosed by the Company in any filing





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         with the Securities and Exchange Commission or other widely disseminated public disclosure) become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if, upon Board Approval, the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         2. EFFECTIVENESS.

                  This Amendment to the Rights Agreement shall be effective as of the date of this Amendment, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

         3. CERTIFICATION.

                  The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

         4. MISCELLANEOUS.

                  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.




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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the date and year first above written.

                                       ARKANSAS BEST CORPORATION


                                       By: /s/ Richard F. Cooper
                                           ----------------------------------
                                       Name:  Richard F. Cooper
                                       Title: Vice President - Administration

                                       LASALLE BANK NATIONAL ASSOCIATION


                                       By: /s/ Mark F. Rimkus
                                           ------------------------------------
                                       Name:  Mark F. Rimkus
                                             ----------------------------------
                                       Title:  Vice President
                                              ---------------------------------



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